EXHIBIT 10.5

FARMLAND PARTNERS INC.
2014 EQUITY INCENTIVE PLAN

NON-QUALIFIED STOCK OPTION AGREEMENT

Farmland Partners Inc., a Maryland corporation (the “Company”), hereby grants an option (the “Option”) to purchase shares of its common stock, $0.01 par value  per share, to the optionee named below, subject to the vesting and other conditions set forth below.  Additional terms and conditions of the grant are set forth in this cover sheet and in the attachment (collectively, the “Agreement”), and in the Company’s 2014 Equity Incentive Plan (as amended from time to time, the “Plan”).  Capitalized terms used but not defined herein shall have the meanings given them in the Plan.

Grant Date:                                      , 20

Name of Optionee:

Optionee’s Social Security Number:          -      -

Number of Shares Covered by Option:

Option Price per Share:  $                .  (At least 100% of Fair Market Value)

Vesting Schedule [                          ]

By your signature below, you agree to all of the terms and conditions described herein, in the attached Agreement and in the Plan, a copy of which is also attached.  You acknowledge that you have carefully reviewed the Plan, and agree that the Plan will control in the event any provision of this cover sheet or Agreement should appear to be inconsistent.

Optionee:		Date:
(Signature)

Company:		Date:
(Signature)
Title:

Attachment

This is not a stock certificate or a negotiable instrument.

FARMLAND PARTNERS INC.
2014 EQUITY INCENTIVE PLAN

NON-QUALIFIED STOCK OPTION AGREEMENT

Non-Qualified Option

This Agreement evidences an award of an Option exercisable for that number of Shares set forth on the cover sheet and subject to the vesting and other conditions set forth herein, in the Plan and on the cover sheet. This option is intended to be a Non-qualified Stock Option under Section 422 of the Internal Revenue Code and will be interpreted accordingly.

Transfer of Option

During your lifetime, only you (or, in the event of your legal incapacity or incompetency, your guardian or legal representative) may exercise the Option. The Option may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered, whether by operation of law or otherwise, nor may the Option be made subject to execution, attachment or similar process.

If you attempt to do any of these things, this Option will immediately become forfeited.

Notwithstanding these restrictions on transfer, the Plan administrator may authorize, in its sole discretion, the transfer of a vested Option (in whole or in part) to a Family Member.

Vesting

Your Option shall vest in accordance with the vesting schedule shown on the cover sheet so long as you continue in Service on the vesting dates set forth on the cover sheet and is exercisable only as to its vested portion.

Termination of Service

Except as provided below with respect to Involuntary Terminations occurring within the 12-month period following the consummation of a Change in Control or in the case of a termination of Service due to your death or Disability, no additional portions of the Option will vest after your Service has terminated for any reason. This Option will become 100% vested upon termination of Service due to your death or Disability.

Change in Control

Notwithstanding the vesting schedule set forth above, upon the consummation of a Change in Control, this option will become 100% vested (i) if it is not assumed, or equivalent options are not substituted for the options, by the Company or its successor, or (ii) if assumed or substituted for, upon your Involuntary Termination within the 12-month period following the consummation of the Change in Control. Notwithstanding any other provision in this Agreement, if assumed or substituted for, the option will expire one year after the date of your termination of Service, for any reason, within such 12-month period.

“Involuntary Termination” means termination of your Service by reason of (i) your involuntary dismissal by the Company or its successor for reasons other than Cause; or (ii) your voluntary resignation for Good Reason.

Forfeiture of Unvested Options / Term

Unless the termination of your Service triggers accelerated vesting or other treatment of your Option pursuant to the terms of this Agreement, the Plan, or in an employment or any other written agreement between the Company or Affiliate and you, you will automatically forfeit to the Company those portions of the Option that have not yet vested in the event your Service terminates for any reason.

Your option will expire in any event at the close of business at Company headquarters on the day before the 10th anniversary of the Grant Date, as shown on the cover sheet. Your option will expire earlier if your Service terminates, as described below.

Expiration of Vested Options After Service Terminates

If your Service terminates for any reason, other than death, Disability or Cause, then the vested portion of your Option will expire at the close of business at Company headquarters on the 90th day after your termination date.

If your Service terminates because of your death or Disability, or if you die during the 90-day period after your termination for any reason (other than Cause), then the vested portion of your Option will expire at the close of business at Company headquarters on the date twelve (12) months after the date of your death or termination for Disability.

During that twelve (12) month period, your estate or heirs may exercise the vested portion of your Option.

If your Service is terminated for Cause, then you shall immediately forfeit all rights to your entire Option and the Option shall immediately expire.

Leaves of Absence

For purposes of this Agreement, your Service does not terminate when you go on a bona fide leave of absence that was approved by your employer in writing if the terms of the leave provide for continued Service crediting, or when continued Service crediting is required by applicable law. Your Service terminates in any event when the approved leave ends unless you immediately return to active employee work.

Your employer may determine, in its discretion, which leaves count for this purpose, and when your Service terminates for all purposes under the Plan in accordance with the provisions of the Plan. Notwithstanding the foregoing, the Company may determine, in its discretion, that a leave counts for this purpose even if your employer does not agree.

Notice of Exercise

The Option may be exercised, in whole or in part, to purchase a whole number of vested Shares of not less than 100 shares, unless the number of vested Shares purchased is the total number available for purchase under the option, by following the procedures set forth in the Plan and in this Agreement.

When you wish to exercise this Option, you must exercise in a manner required or permitted by the Company.

If someone else wants to exercise this Option after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.

Form of Payment

When you exercise your Option, you must include payment of the option price indicated on the cover sheet for the Shares you are purchasing. Payment may be made in one (or a combination) of the following forms:

•      Cash, your personal check, a cashier’s check, a money order or another cash equivalent acceptable to the Company.

•      Shares which are owned by you and which are surrendered to the Company. The Fair Market Value of the Shares as of the effective date of the option exercise will be applied to the option price.

•      By delivery (on a form prescribed by the Company) of an irrevocable direction to a licensed securities broker acceptable to the Company to sell Shares and to deliver all or part of the sale proceeds to the Company in payment of the aggregate option price and any withholding taxes (if approved in advance by the Committee of the Board if you are either an executive officer or a director of the Company).

Evidence of Issuance

The issuance of the Shares upon exercise of this Option shall be evidenced in such a manner as the Company, in its discretion, will deem appropriate, including, without limitation, book-entry, direct registration or issuance of one or more Shares certificates.

Withholding Taxes

You agree as a condition of this grant that you will make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the Option exercise or sale of Shares acquired under this Option. In the event that the Company or any Affiliate determines that any federal, state, local or foreign tax or withholding payment is required relating to the exercise of this Option or sale of Shares arising from this Option, the Company or any Affiliate shall have the right to require such payments from you, or withhold such amounts from other payments due to you from the Company or any Affiliate (including withholding the delivery of vested Shares otherwise deliverable under this Agreement).

Retention Rights

This Agreement and the grant evidenced hereby do not give you the right to be retained by the Company or any Affiliate in any capacity. Unless otherwise specified in an employment or other written agreement between the Company or any Affiliate and you, the Company or any Affiliate reserves the right to terminate your Service at any time and for any reason.

Stockholder Rights

You, or your estate or heirs, have no rights as a stockholder of the Company until the Shares have been issued upon exercise of your Option and either a certificate evidencing your Shares has been issued or an appropriate entry has been made on the Company’s books. No adjustments are made for dividends, distributions or other rights if the applicable record date occurs before your certificate is issued (or an appropriate book entry is made), except as described in the Plan.

Your Option shall be subject to the terms of any applicable agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity.

Clawback	If the Company adopts a “clawback” or recoupment policy, this Award will be subject to repayment to the Company to the extent so provided under the terms of such policy.

Applicable Law

This Agreement will be interpreted and enforced under the laws of the State of Maryland, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

The Plan	The text of the Plan is incorporated in this Agreement by reference.

Certain capitalized terms used in this Agreement are defined in the Plan, and have the meaning set forth in the Plan.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding this Option. Any prior agreements, commitments or negotiations concerning this grant are superseded; except that any written employment, consulting, confidentiality, non-competition, non-solicitation and/or severance agreement between you and the Company or any Affiliate shall supersede this Agreement with respect to its subject matter.

Data Privacy

In order to administer the Plan, the Company may process personal data about you. Such data includes, but is not limited to, information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you such as your contact information, payroll information and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan.

By accepting this grant, you give explicit consent to the Company to process any such personal data.

Code Section 409A

It is intended that this Award comply with Code Section 409A or an exemption to Code Section 409A. To the extent that the Company determines that you would be subject to the additional 20% tax imposed on certain non-qualified deferred compensation plans pursuant to Code Section 409A as a result of any provision of this Agreement, such provision shall be deemed amended to the minimum extent necessary to avoid application of such additional tax. The nature of any such amendment shall be determined by the Company. For purposes of this Award, a termination of Service only occurs upon an event that would be a Separation from Service within the meaning of Code Section 409A.

By signing this Agreement, you agree to all of the terms and conditions described above and in the Plan.